Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST ACQUIRES

HYATT REGENCY MISSION BAY SPA AND MARINA IN SAN DIEGO

ANNAPOLIS, MD, September 7, 2012 – Chesapeake Lodging Trust (NYSE: CHSP) (the “Trust”) announced today that it has acquired the 429-room Hyatt Regency Mission Bay Spa and Marina, located in San Diego, California for a purchase price of $62.0 million, or approximately $144,500 per key. The Trust funded the acquisition with available cash on hand and a borrowing under its revolving credit facility. The Trust assumed the existing management agreement with Hyatt Hotels Corporation.

James L. Francis, the Trust’s President and Chief Executive Officer, stated, “We are thrilled to expand our strategic relationship with Hyatt and purchase our second high-quality San Diego hotel, which is located directly on the bay with spectacular ocean views. With the previous owner’s extensive renovation completed in 2007 and our planned $6 million softgood refresh, the Hyatt is the best positioned asset within the immediate marketplace.”

The Hyatt Regency Mission Bay Spa and Marina, located at 1441 Quivira Road, includes many unique service elements on its 19 acres of prominent waterfront footprint. The hotel’s 429 rooms include 137 large suites among its four guestroom buildings, with the remaining rooms averaging a generous 400 square feet. The property features a 187 slip, 97%-occupied marina, the full-service Blue Marble spa, multiple food and beverage outlets including the award winning Red Marlin with 360-degree bay views, three lagoon shaped pools each with its own 120-foot water slide, exclusive water boat taxi service to Sea World’s private VIP entrance, and over 37,000 square feet of meeting space.

“The many features of the property, including the spa, marina and the pools, are remarkable,” continued Mr. Francis. “Combining the strong leadership and power of the Hyatt brand, the

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

growing strength of the San Diego marketplace, and our compelling acquisition price, this hotel is an excellent fit for our expanding portfolio of high-quality hotels in the top lodging markets across the United States.”

ABOUT CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. The Trust owns 14 hotels with an aggregate of 4,465 rooms in six states and the District of Columbia. Additional information can be found on the Trust’s website at www.chesapeakelodgingtrust.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the scope and amount of the Trust’s renovation plan. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Chesapeake Lodging Trust’s control. The Trust undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances, except as required by law.